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                                                                    EXHIBIT 1.03




January 6, 1997


PERSONAL DELIVERY

Mr. Gregg B. Shafter
Vice President
Atlas Corporation
370 Seventeenth Street, Suite 3050
Denver, Colorado  80202

Re:      Withdrawal from Mining Venture Agreement
         Gold Bar Property, Eureka County, Nevada

Dear Gregg:

         Subject to the terms and conditions set forth herein, this letter is written notice of Granges (U.S.), Inc.'s ("Granges") election to withdraw (the "Election") from that certain Mining Venture Agreement between Granges and Atlas Corporation, Atlas Precious Metals Inc. and Atlas Gold Mining Inc. (collectively, AAtlas@) dated as of September 29, 1995 (the "Agreement"). This Election by Granges is made in accordance with Section 12.1.B. of the Agreement, which sets forth that Granges' "sole liabilities and responsibilities ... resulting from or surviving such termination, shall be those set forth in Sections 5.1(C)(2) and (C)(6), Section 5.2 and Section 5.8." For your information and without having effect to interpretation of the Agreement, the preceding recitals pertain to the following issues:*

Section 5.1(C)(2):        Granges is required to reclaim areas of the
                          Properties disturbed by Granges' activities, to the extent disturbed by its activities, and shall indemnify Atlas through completion of reclamation work in accordance with applicable Environmental Laws for disturbance to the Properties caused by Granges'
                          Operations under the Agreement.

Section 5.1(C)(6):        After termination of the Agreement, Granges shall
                          have the right of reasonable access to the Properties in order to complete reclamation of the Properties disturbed by Granges' Operations.





----------------------------------

     *Unless defined otherwise in this letter, all capitalized terms shall have the meanings and definitions provided for them in the Agreement.
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Mr. Gregg B. Shafter
January 6, 1997
Page 2


Section 5.2: Granges shall remain responsible for obligations or liabilities to third parties resulting from its Operations prior to the date of delivery of this letter. Further, Granges shall reconvey to Atlas its interest in the Assets by a quitclaim deed, free of all liens, claims or other encumbrances arising by, through or under Granges. Upon delivery of the quitclaim deed, Granges is relieved of liability or obligation to complete its Initial Contribution.

Section 5.8: This Section is not applicable since Granges has made this Election prior to July 31 of 1997.

         In consideration of Granges' withdrawal from the Agreement, Atlas hereby agrees to pay to Granges the sum of $450,000, to be paid as follows:
$100,000 due not later than five (5) business days after Atlas receives approval by its Board of Directors for execution of this letter (however in no event beyond January 10, 1997) with $350,000 to be paid on May 16, 1997. Simple interest in the amount of eight percent (8%) will be paid on May 16, 1997, calculated on $350,000 for 150 days. In the event Atlas sells or otherwise disposes of the Properties prior to May 16, 1997, the $350,000 plus accrued interest shall be paid to Granges within five (5) days of such a sale of disposition, with interest prorated to the date of such payment.

         Granges hereby represents to Atlas that Granges' Operations have been conducted in compliance with the Agreement. Upon Granges' completion of its reclamation obligations under the Agreement as set forth above, as additional consideration for the withdrawal of Granges, Atlas hereby agrees to indemnify and save harmless Granges and its Affiliates from and against all claims, demands, actions, damages, costs, losses, expenses (including but not limited to reasonable attorneys' fees) and liabilities which may arise with respect to any of the Assets or Operations under the Agreement, including but not limited to those arising under any Environmental Laws in connection with Granges' Operations under the Agreement, or pertaining to the facilities for processing of ores at the Atlas Mill Complex, to include the tailings pond associated therewith; provided, however, that Granges shall indemnify and hold Atlas harmless from and against any claims, demands, actions, damages, costs, losses, expenses (including but not limited to reasonable attorneys' fees) and liabilities that Atlas may incur to third parties as a result of any condition or event that constitutes a breach by Granges of its representation in the first sentence of this paragraph, or as a
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Mr. Gregg B. Shafter
January 6, 1997
Page 3



result of Granges' failure to complete its reclamation obligations under the Agreement. Atlas' right to bring any action against Granges based upon this indemnification shall terminate on midnight, Mountain Standard Time, December 31, 1998.

         The parties understand and agree that, after this notice, Granges' sole obligations with respect to the Assets shall be: (i) the indemnification of Atlas, as set forth in the paragraph above; and (ii) filing and recording of the Deed, as set forth in the paragraph below.

         Upon receipt from you of a fully-executed original of this letter and the $100,000 payment described above, Granges will immediately proceed to file with the Nevada State Office of the Bureau of Land Management and to record in Eureka County, Nevada, with BLM filing fee and county recordation fee to be paid by Granges, an executed and notarized Deed in the form attached hereto and incorporated herein by reference, with a proper Exhibit A attached thereto.

         Thank you for your cooperation.

                                          Sincerely,

                                          GRANGES (U.S.), INC.



                                          By: /s/ MICHAEL B. RICHINGS
                                              -------------------------
                                              Michael B. Richings
                                              President



Agreed to and accepted on this 10th day of January, 1997 by:


/s/ GREGG B. SHAFTER
-------------------------
Gregg B. Shafter
Vice President
Atlas Corporation
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                                   EXHIBIT A

                                      DEED


         THIS DEED ("Deed"), dated as of January 8, 1997, is between:

         "GRANTOR":

                 GRANGES (U.S.), INC.
                 a Nevada corporation
                 350 South Rock Blvd., #E
                 Reno, NV  89502

                                      and

         "GRANTEE":

                 ATLAS CORPORATION
                 a Delaware corporation
                 370 Seventeenth Street, Suite 3050
                 Denver, CO  80202

         FOR TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Grantee, Grantor conveys and quitclaims to Grantee the "Properties" situated in Eureka County, Nevada, that are more particularly described in Exhibit A, appended hereto and by this reference incorporated herein, together with: (i) all of Grantor's right, title and interest in and to all mineral deposits, mineral rights, extralateral rights and subsurface rights therein, thereunder and appurtenant thereto; and (ii) with respect to the Properties described in Parts 2-4 of Exhibit A, all of Grantor's right, title and interest in and to all buildings, facilities, improvements, surface rights, water, water rights, mineral stockpiles, mineral dumps, roads, easements, rights of ingress and egress and all other appurtenances and hereditaments thereon, therein, thereunder or appurtenant thereto.
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         Grantor warrants that there are no persons or entities lawfully claiming any interest in the Properties by, through, or under Grantor, subject to the paramount title of the United States of America.

         This Deed is executed and delivered pursuant to and in accordance with that certain Mining Venture Agreement dated as of September 29, 1995 ("Venture Agreement") by and between Grantor and Grantee, a Memorandum of which is recorded in Book 291 at Page 235 of the Official Records of Eureka County, Nevada, as amended by that certain letter agreement, dated December 27, 1996, in order to evidence the termination of, and pursuant to and in accordance with, that Venture Agreement.

         IN WITNESS WHEREOF, Grantor has executed this Deed effective as of the date first above written.

                                "GRANTOR"

                                        GRANGES (U.S.), INC.



                                        By: /s/ MICHAEL B. RICHINGS
                                            ----------------------------
                                            Michael B. Richings
                                            President

STATE OF COLORADO         )
                          ) ss.
COUNTY OF DENVER          )

         Before me personally appeared Michael B. Richings on this ____ day of January, 1997, and first being duly sworn, executed the above DEED, as President of GRANGES (U.S.), INC., a Nevada corporation, and acknowledged to me that he executed the same in that capacity.

         Witness my hand and official seal.

                                           /s/ LORI K. CROSBY
                                           -----------------------------------
                 (Seal)                    NOTARY PUBLIC
                                           My commission expires: 3-3-98
                                                                  ------------